Exhibit 10.2

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This Amendment (“Amendment”), made as of August 7, 2012, by and between Recovery Energy, Inc., a Nevada corporation (the “Company”), and each holder identified on the signature page hereto (the “Holders”), amends that certain Securities Purchase Agreement, dated as of March 19, 2012, between the Company and the Holders (the “Purchase Agreement”).  Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

Recitals

WHEREAS, the Company issued certain 8% Senior Secured Convertible Debentures due February 8, 2014 pursuant to the Purchase Agreement (the “Debentures”);

WHEREAS, the Company wishes to amend the Purchase Agreement to (i) grant to the Holders additional interests in the wells drilled with the proceeds from the Debentures, (ii) clarify that the Debentures have been and will be issued on a rolling basis beginning on the date of the Purchase Agreement and continuing, at the Company’s option, until September 15, 2012, and (iii) clarify certain other provisions in the Purchase Agreement;

WHEREAS, the Holders have agreed to waive certain provisions contained in the Purchase Agreement; and

WHEREAS, pursuant to Section 5.5 of the Purchase Agreement, waiver or amendment of any provision in the Purchase Agreement requires a written instrument signed by the Company and Holders holding at least 51% in interest of the Debentures then outstanding or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.

NOW THEREFORE, in consideration of the premises and mutual covenants and obligations herein set forth and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, accepted and agreed to, the parties hereto, intending to be legally bound, hereby agree as follows:

Agreement

1.             Amendment of Purchase Agreement.  The Purchase Agreement is hereby amended to

(a)	Add the following definitions to Section 1.1:

“Net Profits Interest” means the right to receive a portion of the gross revenue to which the Company is entitled in respect of its ownership interest from the operation of a Well, after deducting lease operation expenses; production, severance and ad valorem taxes; royalties, overriding royalty interests, and other customary expenses; and other deductions typically borne by working interest participants; provided, however, that the expenses of drilling, completing, equipping or other similar capital expenditures through the date of setting of the tank battery shall not be deducted.

“Original Debentures” means those certain 8% Senior Secured Convertible Debentures due February 8, 2014, issued by the Company pursuant to the Original Securities Purchase Agreement.

“Original Securities Purchase Agreement” means under that certain Securities Purchase Agreement dated as of February 2, 2011, by and among the Company and the parties set forth as “Purchasers” therein.

“Purchaser Group” means the Purchasers and the parties designated as “Purchasers” in the Original Securities Purchase Agreement.

(b)	Replace the following definition in Section 1.1:

“Carried Working Interest” means a percentage of the Company’s right, title, and interest, in and to certain wellbore(s), together with all right, title and interest in and to all the personal property, fixtures, improvements, well equipment, casing, tubing, tanks, pumps, motors, machinery, appurtenant to or used in connection with such wellbore(s), it being understood that the Company shall bear, until such time as production is established, all costs incurred by the Company for the drilling, completing, reworking, sidetracking, deepening, recompleting, plugging back, and equipping such wellbore prior to the point of delivery of production from the Wellbore to the tanks for oil and to the first meter on the wellsite for gas.

(c)	Replace Section 2.1 with the following:

 2.1           Closing.

(a)
 Upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, an aggregate of $5,000,000 in principal amount of the Debentures (the “Aggregate Amount”).

(b)
The initial closing of the sale and purchase of the Debentures under this Agreement (the “First Closing”) shall take place at 10:00 a.m. on the date hereof, at the offices of Company Counsel, or at such other time or place as the Company and the Purchasers may mutually agree (such date is referred to herein as the “Closing Date”).

(c)
At any time on or before September 15, 2012 (or at such later time as the Company and the Holders of at least a majority of the Debentures purchased at the First Closing may mutually agree), the Company may sell up to the balance of the Aggregate Amount of Debentures not sold or otherwise reserved or issued at the First Closing to such persons as may be selected by the Company (the “Additional Purchasers”). All such sales made at any additional closings (each, an “Additional Closing” and together with the First Closing, each a “Closing” and, collectively, the “Closings”), shall be made on the terms and conditions set forth in this Agreement, and (a) the representations and warranties of the Company set forth in Section 3.1 hereof shall speak as of such Additional Closing and (b) the representations and warranties of the Additional Purchasers in Section 4 hereof shall speak as of such Additional Closing.

(d)
Any Debentures sold pursuant to this Section 2.1 shall be deemed to be “Debentures” for all purposes under this Agreement and any Additional Purchasers thereof shall be deemed to be “Purchasers” for all purposes under this Agreement.  Such Additional Purchasers shall become parties to this Agreement and shall have the rights and obligations of Purchasers hereunder; and the respective exhibits to this Agreement shall be revised to reflect such Additional Purchasers. Each Purchaser shall deliver to the Company, via wire transfer or a certified check, immediately available funds equal to such Purchaser’s Subscription Amount as set forth on the signature page hereto executed by such Purchaser, and the Company shall deliver to each Purchaser its respective Debenture, as determined pursuant to Section 2.2(a), and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Closing.  Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at the offices of Company Counsel or such other location as the parties shall mutually agree.

(d)	Delete Section 2.4.

(e)	Replace Section 4.12 with the following:

4.12   Well Liens and Working Interests.

(a)   The Company agrees that upon completing or plugging and abandoning one of the wells listed on Schedule A to this Agreement, which schedule shall be amended to include the next four wells drilled by the Company immediately after the wells currently listed on Schedule A, for a total of ten (10) wells in the aggregate (each a “Well” and together the “Wells”), it will grant to the Purchaser Group a first priority lien on such Well and all Property located within the 320-acre spacing unit designated by the state authorities for the applicable Well (the “Well Liens”) to secure its obligations under the Original Debentures and the Debentures, and will execute and, where appropriate, file all Security Documents related thereto.

(b)   Each Purchaser shall be entitled to receive, on a pro-rata basis in accordance with the proportional amount of such Purchaser’s total investment in the Debentures, (i) an aggregate fifteen percent (15%) Net Profits Interests in the proceeds of such Well for a period of one (1) year from the date such Well achieves its “highest production rate” immediately after all completion procedures have been performed pursuant to a Conveyance of Net Profits Interest in substantially the form attached hereto as Exhibit B (a “Conveyance”) and (ii) an aggregate ten percent (10%) Carried Working Interest commencing on the date such Well begins production, pursuant to an Assignment and Conveyance of Wellbore Interests in substantially the form attached hereto as Exhibit C (an “Assignment”).   The Company shall immediately notify the Purchasers of Debentures as to the date of “highest production rate” determined for each Well.

(c)   The Company agrees to execute a Conveyance and an Assignment promptly after completing a Well, it being understood that the Company shall not execute a Conveyance or an Assignment for any Well that has been plugged and abandoned without achieving production.

(d)   The Company agrees to provide the Purchasers with drilling results and data on the Wells drilled with the proceeds of the Debentures on a periodic basis and in a form that is reasonable in the ordinary course of business.

(f)	Replace Exhibit A with a new Exhibit A substantially in the form attached hereto as Attachment 1.

(g)	Add a new Exhibit B substantially in the form attached hereto as Attachment 2.

(h)	Replace Exhibit B with a new Exhibit C substantially in the form attached hereto as Attachment 3.

(i)	Add a new Schedule A substantially in the form attached hereto as Attachment 4.

2.           Waiver of Certain Representations, Warranties and Covenants.  Each Holder acknowledges that the Company’s obligations to (i) deliver written confirmation that all of the Security Documents remain in full force and effect and evidence of the Lien Filings (pursuant to Section 2.2(a)(v) of the Purchase Agreement), (ii) prepare and file with the applicable trading markets additional shares listing application (pursuant to Section 4.11(c)), and (iii) prepare and file a Form D as required under Regulation D of the Securities Act of 1933 and to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States (pursuant to Section 4.16 of the Purchase Agreement), were not complete at the time of the Closing. Furthermore, each Holder acknowledges that the Company did not file a Current Report on Form 8-K in connection with the sale of the Debentures, but rather included the sale of the Debentures on its Annual Report on Form 10-K in satisfaction of the applicable requirements of the Securities Exchange Act of 1934. Each Holder hereby waives the Company’s obligation to timely comply with the aforementioned closing conditions, it being understood that the Company has satisfied or is working to satisfy the conditions listed in subsections (i), (ii) and (iii) above as soon as reasonably practicable.

3.   Final Funding.  Upon execution of this Amendment, Colony Partners and Wallington Investment Holdings, Ltd., together with their affiliates, shall deliver to the Company, via wire transfer or a certified check, immediately available funds in the aggregate amount of One Million Nine Hundred Ten Thousand One Hundred Ninety-Eight Dollars ($1,910,198), and the Company shall deliver corresponding Debentures pursuant to the terms of the Purchase Agreement, as amended.

4.   Authority.  Each Holder hereby represents and warrants that it is a party to the Purchase Agreement and has full power and authority to enter into this Amendment on the terms set forth herein.

5.   Further Assurances.  Holders shall from time to time execute such additional instruments and documents, take such additional actions, and give such further assurances as are or may be reasonable or necessary to implement this Amendment.

6.   Binding Effect.  The terms of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

7.   Reaffirmation of Debenture Terms.  All terms of the Purchase Agreement shall, except as amended hereby, remain in full force and effect, and are hereby ratified and confirmed.

8.   Governing Law.  This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard for principles of conflict of laws thereof.

9.   Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the date first set forth above.

COMPANY

Recovery Energy, Inc.

By:	/s/ Roger A. Parker
Name:	Roger A. Parker
Title:	President and Chief Executive Officer

HOLDERS

Colony Partners, a California general partnership

/s/ Bryan Ezralow
Name:	Bryan Ezralow as Trustee of the Bryan
Ezralow 1994 Trust
Title:	Managing General Partner

Jonathan & Nancy Glaser Family Trust DTD 12/16/1998 Jonathan M. Glaser and Nancy E. Glaser TTEES

/s/ Jonathan Glaser
Name:	Jonathan Glaser
Title:	Trustee

T.R. Winston & Company, LLC

/s/ John W. Galuchie, Jr.
Name:	John W. Galuchie, Jr.
Title:	President

Wallington Investment Holdings, Ltd.

/s/ Michael Khoury
Name:	Michael Khoury
Title:	Director

The Runnels Family Trust DTD 1-11-2000

/s/ G. Tyler Runnels
Name:	G. Tyler Runnels
Title:	Trustee

Ezralow Marital Trust u/t/d 01/12/2002

/s/ Marc Ezralow
Name:	Marc Ezralow
Title:	Trustee

Ezralow Family Trust u/t/d 12/09/1980

/s/ Marc Ezralow
Name:	Marc Ezralow
Title:	Trustee

EMSE, LLC, a Delaware limited liability company

/s/ Marc Ezralow
Name:	Marc Ezralow
Title:	Manager

Elevado Investment Company, LLC, a Delaware limited liability company

/s/ Marc Ezralow
Name:	Marc Ezralow
Title:	Trustee of the Ezralow Family Trust

Attachment 1

EXHIBIT A

Form of Debenture

(See attached.)

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: _______________ __, 2012

Original Conversion Price (subject to adjustment herein): $4.25

$_______________

8% SENIOR SECURED CONVERTIBLE DEBENTURE

DUE FEBRUARY 8, 2014

THIS 8% SENIOR SECURED CONVERTIBLE DEBENTURE is one of a series of duly authorized and validly issued 8% Senior Secured Convertible Debentures of Recovery Energy, Inc., a Nevada corporation, (the “Company”), having its principal place of business at 1515 Wynkoop Street, Suite 200, Denver, Colorado, 80202, designated as its 8% Senior Secured Convertible Debenture due February 8, 2014 (this debenture, the “Debenture” and, collectively with the other debentures of such series, the “Debentures”).

FOR VALUE RECEIVED, the Company promises to pay to ________________________ or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $_______________ on February 8, 2014 (the “Maturity Date”) or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture in accordance with the provisions hereof.  This Debenture is subject to the following additional provisions:

Section 1.	Definitions.

For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement (as defined below) and (b) the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 5(e).

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof, (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Base Conversion Price” shall have the meaning set forth in Section 5(b).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 4(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 4(c)(v).

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company (other than by means of conversion or exercise of the Debentures and the Securities issued together with the Debentures), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company  is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Conversion” shall have the meaning ascribed to such term in Section 4.

“Conversion Date” shall have the meaning set forth in Section 4(a).

“Conversion Price” shall have the meaning set forth in Section 4(b).

“Conversion Schedule” means the Conversion Schedule in the form of Schedule 1 attached hereto.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Debenture in accordance with the terms hereof.

“Debenture Register” shall have the meaning set forth in Section 2(c).

“Dilutive Issuance” shall have the meaning set forth in Section 5(b).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 5(b).

“Equity Conditions” means, during the period in question, (a) the Company shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the Holder, if any, (b) the Company shall have paid all liquidated damages and other amounts owing to the Holder in respect of this Debenture, (c)(i) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable pursuant to the Transaction Documents (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) or (ii) all of the Conversion Shares issuable pursuant to the Transaction Documents (and shares issuable in lieu of cash payments of interest) may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Company as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the Holder, (d) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and the Company believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (e) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (f) there is no existing Event of Default and no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default, (g) the issuance of the shares in question (or, in the case of an Optional Redemption, the shares issuable upon conversion in full of the Optional Redemption Amount) to the Holder would not violate the limitations set forth in Section 4(d) herein, (h) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated and (i) the applicable Holder is not in possession of any information provided by the Company that constitutes, or may constitute, material non-public information.

“Event of Default” shall have the meaning set forth in Section 8(a).

“Fundamental Transaction” shall have the meaning set forth in Section 5(e).

“Interest Conversion Rate” means 95% of the lesser of (i) the average of the VWAPs for the 10 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Interest Payment Date or (ii) the average of the VWAPs for the 10 consecutive Trading Days ending on the Trading Day that is immediately prior to the date the applicable Interest Conversion Shares are issued and delivered if such delivery is after the Interest Payment Date.

“Interest Conversion Shares” shall have the meaning set forth in Section 2(a).

“Interest Notice Period” shall have the meaning set forth in Section 2(a).

“Interest Payment Date” shall have the meaning set forth in Section 2(a).

“Interest Share Amount” shall have the meaning set forth in Section 2(a).

“Late Fees” shall have the meaning set forth in Section 2(d).

“Make-Whole Payment” means as to a portion of this Debenture being redeemed by an Optional Redemption, an amount equal to the interest accruable through the Maturity Date less the amount of any interest paid on the portion of the Debenture being redeemed before the relevant Optional Redemption Date.

“Mandatory Default Amount”  means the sum of (a) the greater of (i) the outstanding principal amount of this Debenture, plus all accrued and unpaid interest hereon, divided by the Conversion Price on the date the Mandatory Default Amount is either (A) demanded (if demand or notice is required to create an Event of Default) or otherwise due or (B) paid in full, whichever has a lower Conversion Price, multiplied by the VWAP on the date the Mandatory Default Amount is either (x) demanded or otherwise due or (y) paid in full, whichever has a higher VWAP, or (ii) 115% of the outstanding principal amount of this Debenture, plus 100% of accrued and unpaid interest hereon, and (b) all other amounts, costs, expenses and liquidated damages due in respect of this Debenture.

“New York Courts” shall have the meaning set forth in Section 9(d).

“Notice of Conversion” shall have the meaning set forth in Section 4(a).

“Optional Redemption” shall have the meaning set forth in Section 6(a).

“Optional Redemption Amount” means the sum of (a) 115% of the then outstanding principal amount of the portion of the Debenture subject to an Optional Redemption Notice, (b) accrued but unpaid interest and (c) all liquidated damages and other amounts due in respect of the portion of the Debenture subject to an Optional Redemption Notice.

“Optional Redemption Date” shall have the meaning set forth in Section 6(a).

“Optional Redemption Notice” shall have the meaning set forth in Section 6(a).

“Optional Redemption Notice Date” shall have the meaning set forth in Section 6(a).

“Optional Redemption Period” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of the Debentures, regardless of any transfers of any Debenture and regardless of the number of instruments which may be issued to evidence such Debentures.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP or (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of March __, 2012 among the Company and the Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Statement” means a registration statement covering the resale of the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            “Share Delivery Date” shall have the meaning set forth in Section 4(c)(ii).

“Successor Entity” shall have the meaning set forth in Section 5(e).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Debentures then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Section 2.	Interest.

a)  Payment of Interest in Cash or Kind. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 8% per annum, payable quarterly on February 15, May 15, August 15 and November 15, beginning on August 15, 2012, on each Conversion Date (as to that principal amount then being converted), and on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash or, at the Company’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock at the Interest Conversion Rate (the dollar amount to be paid in shares, the “Interest Share Amount”) or a combination thereof; provided, however, that payment in shares of Common Stock may only occur if (i) all of the Equity Conditions have been met (unless waived by the Holder in writing) during the 20 Trading Days immediately prior to the applicable Interest Payment Date  (the “Interest Notice Period”) and through and including the date such shares of Common Stock are actually issued to the Holder, (ii) the Company shall have given the Holder notice in accordance with the notice requirements set forth below and (iii) as to such Interest Payment Date, prior to such Interest Notice Period (but not more than five (5) Trading Days prior to the commencement of such Interest Notice Period), the Company shall have delivered to the Holder’s account with The Depository Trust Company a number of shares of Common Stock to be applied against such Interest Share Amount equal to the quotient of (x) the applicable Interest Share Amount divided by (y) the lesser of the (i) then Conversion Price and (ii) the Interest Conversion Rate assuming for such purposes that the Interest Payment Date is the Trading Day immediately prior to the commencement of the Interest Notice Period (the “Interest Conversion Shares”).

b)  Company’s Election to Pay Interest in Cash or Kind.  Subject to the terms and conditions herein, the decision whether to pay interest hereunder in cash, shares of Common Stock or a combination thereof shall be at the sole discretion of the Company.  Prior to the commencement of any Interest Notice Period, the Company shall deliver to the Holder a written notice of its election to pay interest hereunder on the applicable Interest Payment Date either in cash, shares of Common Stock or a combination thereof and the Interest Share Amount as to the applicable Interest Payment Date, provided that the Company may indicate in such notice that the election contained in such notice shall apply to future Interest Payment Dates until revised by a subsequent notice.  During any Interest Notice Period, the Company’s election (whether specific to an Interest Payment Date or continuous) shall be irrevocable as to such Interest Payment Date.  Subject to the aforementioned conditions, failure to timely deliver such written notice to the Holder shall be deemed an election by the Company to pay the interest on such Interest Payment Date in cash.  At any time the Company delivers a notice to the Holder of its election to pay the interest in shares of Common Stock, the Company shall timely file a prospectus supplement pursuant to Rule 424 disclosing such election.  The aggregate number of shares of Common Stock otherwise issuable to the Holder on an Interest Payment Date shall be reduced by the number of Interest Conversion Shares previously issued to the Holder in connection with such Interest Payment Date.

c)  Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made.  Payment of interest in shares of Common Stock (other than the Interest Conversion Shares issued prior to an Interest Notice Period) shall otherwise occur pursuant to Section 4(c)(ii) herein and, solely for purposes of the payment of interest in shares, the Interest Payment Date shall be deemed the Conversion Date.  Interest shall cease to accrue with respect to any principal amount converted, provided that, the Company actually delivers the Conversion Shares within the time period required by Section 4(c)(ii) herein.  Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture (the “Debenture Register”). Except as otherwise provided herein, if at any time the Company pays interest partially in cash and partially in shares of Common Stock to the holders of the Debentures, then such payment of cash shall be distributed ratably among the holders of the then-outstanding Debentures based on their (or their predecessor’s) initial purchases of Debentures; provided, that to the extent that issuance of shares of Common Stock with respect to any holder of a Debenture would cause such holder to exceed the ownership limitations set forth in Section 4(d) hereof, the Company shall pay cash to such holder.

d)  Late Fee.  All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law (the “Late Fees”) which shall accrue daily from the date such interest is due hereunder through and including the date of actual payment in full. Notwithstanding anything to the contrary contained herein, if, on any Interest Payment Date the Company has elected to pay accrued interest in the form of Common Stock but the Company is not permitted to pay accrued interest in Common Stock because it fails to satisfy the conditions for payment in Common Stock set forth in Section 2(a) herein, then, at the option of the Holder, the Company, shall pay regularly scheduled interest payments in cash plus, in the event Interest Conversion Shares were sold prior to notice of failure to meet such conditions and the Holder suffers a Buy-In on such Interest Conversion Shares, compensate the Holder for such Buy-In loss pursuant to Section 4(c)(v).  If any Interest Conversion Shares are issued to the Holder in connection with an Interest Payment Date and are not applied against an Interest Share Amount, then the Holder shall promptly return such excess shares to the Company.

e)  Prepayment.  Except as otherwise set forth in this Debenture, the Company may not prepay any portion of the principal amount of this Debenture without the prior written consent of the Holder.

Section 3.	Registration of Transfers and Exchanges.

a)  Different Denominations. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same.  No service charge will be payable for such registration of transfer or exchange.

b)  Investment Representations. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c)  Reliance on Debenture Register. Prior to due presentment for transfer to the Company of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4.	Conversion.

a)  Voluntary Conversion. At any time after the Original Issue Date until this Debenture is no longer outstanding, this Debenture shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, at any time and from time to time (subject to the conversion limitations set forth in Section 4(d) hereof).  The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Debenture to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder.  To effect conversions hereunder, the Holder shall not be required to physically surrender this Debenture to the Company unless the entire principal amount of this Debenture, plus all accrued and unpaid interest thereon, has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture in an amount equal to the applicable conversion.  The Holder and the Company shall maintain records showing the principal amount(s) converted and the date of such conversion(s).  The Company may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion.  The Holder, and any assignee by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof.

b)  Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $4.25, subject to adjustment herein (the “Conversion Price”).

c)  Mechanics of Conversion.

i.           Conversion Shares Issuable Upon Conversion of Principal Amount.  The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Debenture to be converted by (y) the Conversion Price; ; provided that in no event shall the Company issue to any Holder any Conversion Shares to the extent the total number of such shares, after giving effect to such issuance after conversion and when added to the number of shares of Common Stock previously issued upon conversion of any other debentures issued pursuant to the Purchase Agreement or as payment of interest upon the Debentures, would exceed 19.9% of either (a) the total number of shares of Common Stock outstanding on March 19, 2012 or (b) the total voting power of the Company’s securities outstanding on March 19, 2012 that are entitled to vote on a matter being voted on by holders of the Common Stock, unless and until the Company has obtained stockholder approval permitting such issuance in accordance with applicable rules promulgated by the applicable Trading Market.

ii.           Delivery of Certificate Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder (A) a certificate or certificates representing the Conversion Shares which, on or after the earlier of (i) the 6 month anniversary of the Original Issue Date (if the Company is then current in its SEC Filings and if not, the 12 month anniversary) or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement) representing the number of Conversion Shares being acquired upon the conversion of this Debenture (including, if the Company has given continuous notice pursuant to Section 2(b) for payment of interest in shares of Common Stock at least 20 Trading Days prior to the date on which the Notice of Conversion is delivered to the Company, shares of Common Stock representing the payment of accrued interest otherwise determined pursuant to Section 2(a) but assuming that the Interest Notice Period is the 20 Trading Days period immediately prior to the date on which the Notice of Conversion is delivered to the Company and excluding for such issuance the condition that the Company deliver Interest Conversion Shares as to such interest payment) and (B) a bank check in the amount of accrued and unpaid interest (if the Company has elected or is required to pay accrued interest in cash). On or after the earlier of (i) the six month anniversary (assuming the Company is current in it periodic SEC Reports) of the Original Issue Date or (ii) the Effective Date, the Company shall use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section 4(c) electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

iii.           Failure to Deliver Certificates.  If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Debenture delivered to the Company and the Holder shall promptly return to the Company the Common Stock certificates issued to such Holder pursuant to the rescinded Conversion Notice.

iv.           Obligation Absolute; Partial Liquidated Damages.  The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder.  In the event the Holder of this Debenture shall elect to convert any or all of the outstanding principal amount hereof, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Debenture shall have been sought and obtained.  In the absence of such injunction, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion.  If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 4(c)(ii) by the Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Share Delivery Date until such certificates are delivered or Holder rescinds such conversion.    Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 8 hereof for the Company’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

v.           Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such certificate or certificates by the Share Delivery Date pursuant to Section 4(c)(ii), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Debenture in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 4(c)(ii).  For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Debenture with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000.  The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Debenture as required pursuant to the terms hereof.

vi.           Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Debenture and payment of interest on this Debenture, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Debentures), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5) upon the conversion of the then outstanding principal amount of this Debenture and payment of interest hereunder.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement.

vii.           Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Debenture.  As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

viii.           Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of this Debenture shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Debenture so converted and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

d)  Holder’s Conversion Limitations.  The Company shall not effect any conversion of this Debenture, and a Holder shall not have the right to convert any portion of this Debenture, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Debenture with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted principal amount of this Debenture beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Debentures) beneficially owned by the Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 4(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section 4(d) applies, the determination of whether this Debenture is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which principal amount of this Debenture is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Debenture may be converted (in relation to other securities owned by the Holder together with any Affiliates) and which principal amount of this Debenture is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.   For purposes of this Section 4(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Debenture, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Debenture held by the Holder.  The Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4(d), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Debenture held by the Holder and the Beneficial Ownership Limitation provisions of this Section 4(d) shall continue to apply.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company.  The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Debenture.

Section 5.	Certain Adjustments.

a)  Stock Dividends and Stock Splits.  If the Company, at any time while this Debenture is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of interest on, the Debentures), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)  Subsequent Equity Sales.  If, at any time while this Debenture is outstanding,  the Company or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price.  Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.  Notwithstanding the foregoing, no adjustment will be made under this Section 5(b) in respect of an Exempt Issuance.  If the Company enters into a Variable Rate Transaction, despite the prohibition set forth in the Purchase Agreement, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price at which such securities may be converted or exercised. The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 5(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”).  For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 5(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

c)  Subsequent Rights Offerings.  If the Company, at any time while the Debenture is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to the Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the VWAP on the record date referenced below, then the Conversion Price shall be multiplied by a fraction of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP.  Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

d)  Pro Rata Distributions. If the Company, at any time while this Debenture is outstanding, distributes to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than the Common Stock, which shall be subject to Section 5(b)), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Company in good faith.  In either case the adjustments shall be described in a statement delivered to the Holder describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

e)  Fundamental Transaction. If, at any time while this Debenture is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 4(d) on the conversion of this Debenture), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Debenture is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 4(d on the conversion of this Debenture).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction.  The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Debenture and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 5(e) pursuant to written agreements in form and substance reasonably satisfactory to the holders of at least 67% in principal amount of the Debentures and approved by such holders (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Debenture a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Debenture which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Debenture (without regard to any limitations on the conversion of this Debenture) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Debenture immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Debenture and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Debenture and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

f)  Calculations.  All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

g)  Notice to the Holder.

i.           Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.           Notice to Allow Conversion by Holder.  If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Debenture Register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.  To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.  The Holder shall remain entitled to convert this Debenture during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 6.	Redemption.

a)  Optional Redemption at Election of Company.  Subject to the provisions of this Section 6(a), at any time after date hereof, the Company may deliver a notice to the Holder (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to redeem some or all of the then outstanding principal amount of this Debenture for cash in an amount equal to the Optional Redemption Amount on the 20th Trading Day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date”, such 20 Trading Day period, the “Optional Redemption Period” and such redemption, the “Optional Redemption”).  The Optional Redemption Amount is payable in full on the Optional Redemption Date.  The Company may only effect an Optional Redemption if each of the Equity Conditions shall have been met (unless waived in writing by the Holder) on each Trading Day during the period commencing on the Optional Redemption Notice Date through to the Optional Redemption Date and through and including the date payment of the Optional Redemption Amount is actually made in full.  If any of the Equity Conditions shall cease to be satisfied at any time during the Optional Redemption Period, then the Holder may elect to nullify the Optional Redemption Notice by notice to the Company within 3 Trading Days after the first day on which any such Equity Condition has not been met (provided that if, by a provision of the Transaction Documents, the Company is obligated to notify the Holder of the non-existence of an Equity Condition, such notice period shall be extended to the third Trading Day after proper notice from the Company) in which case the Optional Redemption Notice shall be null and void, ab initio.  The Company covenants and agrees that it will honor all Notices of Conversion tendered from the time of delivery of the Optional Redemption Notice through the date all amounts owing thereon are due and paid in full. The Company’s determination to pay an Optional Redemption in cash shall be applied ratably to all of the holders of the then outstanding Debentures based on their (or their predecessor’s) initial purchases of Debentures.

b)  Redemption Procedure.  The payment of cash or issuance of Common Stock, as applicable, pursuant to an Optional Redemption shall be payable on the Optional Redemption Date.  If any portion of the payment pursuant to an Optional Redemption shall not be paid by the Company by the applicable due date, interest shall accrue thereon at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law until such amount is paid in full.  Notwithstanding anything herein contained to the contrary, if any portion of the Optional Redemption Amount remains unpaid after such date, the Holder may elect, by written notice to the Company given at any time thereafter, to invalidate such Optional Redemption, ab initio, and, with respect to the Company’s failure to honor the Optional Redemption, the Company shall have no further right to exercise such Optional Redemption.  Notwithstanding anything to the contrary in this Section 6, the Company’s determination to redeem in cash or its elections under Section 6(b) shall be applied ratably among the Holders of Debentures. The Holder may elect to convert the outstanding principal amount of the Debenture pursuant to Section 4 prior to actual payment in cash for any redemption under this Section 6 by the delivery of a Notice of Conversion to the Company and, in addition to the delivery of Conversion Shares upon conversion thereof, the Company shall be required to issue to the Holder an additional number of shares of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock equal to the Make-Whole Payment divided by the Conversion Price.

Section 7.          Negative Covenants. As long as any portion of this Debenture remains outstanding, unless the holders of at least 67% in principal amount of the then outstanding Debentures shall have otherwise given prior written consent, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

a)  other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens on the property securing this Debenture as described in the Security Documents (as defined in the Purchase Agreement), or any interest therein or any income or profits therefrom;

b)  amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

c)  repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than as to (i) the Conversion Shares as permitted or required under the Transaction Documents and (ii) repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors during the term of this Debenture;

d)  pay cash dividends or distributions on any equity securities of the Company;

e)  enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval); or

f)  enter into any agreement with respect to any of the foregoing.

Section 8.          Events of Default.

a)  “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.            any default in the payment of (A) the principal amount of any Debenture or (B) interest, liquidated damages and other amounts owing to a Holder on any Debenture, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within 3 Trading Days;

ii.           the Company shall fail to observe or perform any other covenant or agreement contained in the Debentures (other than a breach by the Company of its obligations to deliver shares of Common Stock to the Holder upon conversion, which breach is addressed in clause (xi) below) which failure is not cured, if possible to cure, within the earlier to occur of (A) 5 Trading Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) 10 Trading Days after the Company has become or should have become aware of such failure;

iii.          a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents or (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary is obligated (and not covered by clause (vi) below);

iv.          any representation or warranty made in this Debenture, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v.           the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X)  shall be subject to a Bankruptcy Event;

vi.          the Company or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $150,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

vii.         the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within five Trading Days;

viii.        the Company shall be a party to any Change of Control Transaction or Fundamental Transaction or shall agree to sell or dispose of all or in excess of 33% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction);

ix.           the Company shall fail for any reason to deliver certificates to a Holder prior to the fifth Trading Day after a Conversion Date pursuant to Section 4(c) or the Company shall provide at any time notice to the Holder, including by way of public announcement, of the Company’s intention to not honor requests for conversions of any Debentures in accordance with the terms hereof;

x.            any Person shall breach any agreement delivered to the Holders pursuant to Section 2.2 of the Purchase Agreement; or

xi.           any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary or any of their respective property or other assets for more than $50,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days.

b)  Remedies Upon Event of Default. If any Event of Default occurs, the outstanding principal amount of this Debenture, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount.  Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Debenture, the interest rate on this Debenture shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law.  Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Debenture to or as directed by the Company.  In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Debenture until such time, if any, as the Holder receives full payment pursuant to this Section 8(b).  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 9.          Miscellaneous.

a) Notices.  Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other facsimile number or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 9(a).  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of the Holder appearing on the books of the Company, or if no such facsimile number or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)  Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed.  This Debenture is a direct debt obligation of the Company.  This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein.

c)  Lost or Mutilated Debenture.  If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

d)  Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Debenture, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)  Waiver.  Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture.  The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture on any other occasion.  Any waiver by the Company or the Holder must be in writing.

f)  Severability.  If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Debenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g)  Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)  Headings.  The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

i)  Secured Obligation.  The obligations of the Company under this Debenture are secured by the Company’s interests in the properties described on Annex B hereto and the Well Liens.

j)  Future Debt or Equity Offerings.  The Company hereby grants to the Holder the right to purchase on a pro rata basis, based upon its respective percentage ownership of outstanding Debentures, up to 15% of the total offering amount of any newly issued convertible debentures, preferred stock or Common Stock (“New Securities”) issued by the Company prior to December 31, 2012 (a “Preemptive Issuance”), excluding any issuances (i) pursuant to any equity incentive plan or similar issuances to employees, directors and consultants, (ii) pursuant to any financing transaction under bank lines of credit, and (iii)  pursuant to the acquisition of another entity by the Company via merger, consolidation, purchase of all or substantially all of the capital stock or assets of such entity, or any other form of transaction.  The Company shall provide written notice of any Preemptive Issuance (a “Notice of Issuance”) to the Holder at least ten (10) days prior to the proposed consummation of a Preemptive Issuance.  Any Notice of Issuance shall specify (i) the amount, kind and terms of the New Securities to be issued,  (ii) the terms of purchase thereof, including the purchase price, the expected timing of the closing, the payment terms and any additional terms relevant to the Holders’s decision to purchase and (iii) the total amount of New Securities which each such Holder is entitled to purchase in the Preemptive Issuance (such Holder’s “Pro Rata Share”).  If the Holder desiring to accept the offer contained in the Notice of Issuance, it will be required to deliver written notice of such acceptance to the Company within five (5) days after delivery of the Notice of Issuance, indicating (i) the amount of New Securities such Holder desires to acquire (not in any event to exceed such Holder’s Pro Rata Share) and (ii) the amount, if any, such Holder desires to acquire beyond such Holder’s Pro Rata Share, in the event any other Holder does not purchase its own Pro Rata Share.  The Company shall determine in good faith the allocation of New Securities among the interested Holders in a manner consistent with the Holders’ responses, with successive allocations of any New Securities not so purchased by a Holder, if any, on the same pro rata basis until all such New Securities have been so allocated or until such time as all purchasing Holders have been allocated all eligible New Securities that they desire to purchase.  The Preemptive Issuance shall occur, if at all, (a) on the proposed date of issuance specified in the relevant Notice of Issuance (provided that consummation of any Preemptive Issuance may be extended beyond such date to the extent necessary to obtain any applicable governmental approval or to satisfy other conditions) or (b) at such time as the Company shall specify to each purchasing Holder, provided that in no event shall any purchasing Holder be required, without its consent, to close its particular transaction prior to the date that is ten (10) days after the Company delivers the applicable Notice of Issuance and (c) at such place as the Company shall specify to such purchasing Holder.

*********************

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

RECOVERY ENERGY, INC.

By:
Name:
Title:
Facsimile No. for delivery of Notices:

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the 8% Senior Secured Convertible Debenture due February 8, 2014 of Recovery Energy, Inc., a Nevada corporation (the “Company”), into shares of common stock (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below.  If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the Common Stock does not exceed the amounts specified under Section 4 of this Debenture, as determined in accordance with Section 13(d) of the Exchange Act.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:

Date to Effect Conversion:

Principal Amount of Debenture to be Converted:

Payment of Interest in Common Stock __ yes  __ no

If yes, $_____ of Interest Accrued on Account of Conversion at Issue.

Number of shares of Common Stock to be issued:

Signature:

Name:

Address for Delivery of Common Stock Certificates:

Or

DWAC Instructions:

Broker No:

Account No:

Schedule 1

CONVERSION SCHEDULE

The 8% Senior Secured Convertible Debentures due on February 8, 2014 in the aggregate principal amount of $____________ are issued by Recovery Energy, Inc., a Nevada corporation.  This Conversion Schedule reflects conversions made under Section 4 of the above referenced Debenture.

Dated:

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount)	Company Attest

ANNEX B
PROPERTY SUBJECT TO SECURITY INTEREST

INSOFAR AND ONLY INSOFAR AS THE LEASES COVER THE LAND DESCRIBED IN THIS ANNEX "B"

1.           Goshen County, WY

LEASE DATE:	January 1st, 2011
LESSOR:	Crossed Arrows Ranch Inc.
LESSEE:	Recovery Energy, Inc.	COUNTY, STATE:
DESCRIPTION:	Township 26 North, Range 62 West, 6th P.M.	Goshen County, WY
Section 1: Lots 3, 4, S/2NW/4, SW4
Section 2: Lots 1-4, S/2N/2, S/2
Section 3: Lots 1, 2, S/2NE/4

	Township 27 North, Range 61 West, 6th P.M.	Goshen County, WY
Section 31: Lots 1-4, E/2W/2

	Township 27 North, Range 62 West, 6th P.M.	Goshen County, WY
Section 7: Lots 4
Section 15: SW/4, N/2SE/4
Section 17: SW/4NE/4, NW/4NW/4, S/2NW/4, S/2
Section 18: Lots 1, 4, N/2NE/4, SE/4NE/4, E/2NW/4, NE/4SW/4,
Section 19: Lot 1
Section 20: NW/4NE/4, NE/4NW/4
Section 21: SE/4NE/4, E/2SE/4
Section 22: W/2, W/2SE/4
Section 25: W/2
Section 26: ALL
Section 27: E/2, N/2NW/4
Section 28: E/2, SE/4SW/4
Section 29: S/2SW/4, SW/4SE/4
Section 30: SE/4SE/4
Section 32: NW/4
Section 34: N/2NE/4
Section 35: N/2NE/4, W/2, SE/4

	Township 27 North, Range 63 West, 6th P.M.	Goshen County, WY
Section 11: SE/4SW/4, SW/4SE/4
Section 12: Lot 4, S/2SW/4, SW/4SE/4
Section 13: Lot 1, W/2NW/4, SW/4, SE/4SE/4
Section 14: NW/4NE/4, S/2NE/4, NE/4NW/4, N/2SE/4
Section 23: E/2SE/4
Section 24: N/2, SW/4
Section 25: W/2
Section 26: NE/4NE/4, S/2NE/4, SW/4, NW/4SE/4, S/2SE/4
Section 27: S/2SE/4
Containing 16,299.37 acres more or less

LEASE DATE:	February 9, 2011
LESSOR:	Eric Alan McCallan, a/k/a Alan Claude McCallan, dealing in his sole and separate property, and Christopher P. McCallan, a married man dealing in his sole and separate

LESSEE:	Recovery Energy, Inc.	COUNTY, STATE
DESCRIPTION:	Township 25 North, Range 62 West, 6th P.M.	Goshen County, WY
Section 07: N2NE, SENE, NESE
Section 08: N2NW, SWNW, NWSW
Section 16: SW
Section 20: SESE, that part of NESE lying south of railroad
Section 28: SWNW, W2SW
Section 29: E2E2
Section 32: N2NE
Section 26: NW

	Township 25 North, Range 63 West, 6th P.M.	Goshen County, WY
Section 18: Lots 1, 2, 3 and 4

	Township 25 North, Range 64 West, 6th P.M.	Goshen County, WY
Section 11: W2SE
Section 13: E2, E2W2
Section 14: Lots 1, 2, 3, 5, 6, 7, W2NE, W2, NWSE
Section 23: Lots 3, 4, 7, 8, NWNE, N2NW, NWSE
Section 24: NWSW

Containing in all approximately 7,604.00 acres, more or less.

2.           Laramie County, WY and Kimball County, NE

March 2, 2010
LESSOR:	Anderson Livestock, Inc. (LEASE #10133)
LESSEE:	Edward Mike Davis, L.L.C.
		RECORDING:	COUNTY, STATE:
DESCRIPTION:	T16N-R60W Section 11: Lots 1-4 Section 14: Lots 1-4 Section 15: NW Section 22: SE Section 23: North 130.00 acres of the W/2	B 2158, P 1303-1305	Laramie, WY

	T16N-R59W Section 11: Lots 1-4 Section 14: Lots 1-4, less 14.5 acres Section 26: South 2/3rds and T16N-R58W Section 17: SE	B 210, P 249-252	Kimball, NE

LEASE DATE:	January 28, 2010
LESSOR:	Alyce Knigge (LEASE #10135)
LESSEE:	Edward Mike Davis, L.L.C.
		RECORDING:	COUNTY, STATE:
DESCRIPTION:	T16N-R58W Section 20: ALL	B 210, P 4-6	Kimball, NE

LEASE DATE:	March 12, 2010
LESSOR:	Mattson Ranch Company (LEASE #10191)
LESSEE:	Edward Mike Davis, L.L.C.
		RECORDING:	COUNTY, STATE:
DESCRIPTION:	T16N-R60W Section 32: NW, less a 5 acre tract in the NWNW and T15N-R60W Section 16: ALL, less a 10.925 acre tract Section 22: ALL Section 23: ALL	B 2161, P 376-378	Laramie, WY

LEASE DATE:	March 17, 2010
LESSOR:	Juanita Moffitt (LEASE #10212)
LESSEE:	Edward Mike Davis, L.L.C.
		RECORDING:	COUNTY, STATE:
DESCRIPTION:	T16N-R60W Section 32: NE, less a 1 acre tract in the NWNE	B 2161, P 382-384	Laramie, WY

LEASE DATE:	January 6, 2010
LESSOR:	Ronald S. Jessen and Brenda L. Jessen (LEASE #10117)
LESSEE:	Edward Mike Davis, L.L.C.
		RECORDING:	COUNTY, STATE:
DESCRIPTION:	T15N-R59W Section 1: Lots 1 and 2, S/2NE, SE (a/k/a W/2)	B 209, P 538-541	Kimball, NE

LEASE DATE:	February 19, 2010
LESSOR:	Robert R. Cutler and Joanne S. Cutler (LEASE #10116)
LESSEE:	Edward Mike Davis, L.L.C.
		RECORDING:	COUNTY, STATE:
DESCRIPTION:	T15N-R59W Section 1: Lots 3 and 4, S/2NW, SW (a/k/a W/2)	B 210, P 14-17	Kimball, NE

LEASE DATE:	January 26, 2010
LESSOR:	Rhonda Marie Duclo (LEASE #10142)
LESSEE:	Edward Mike Davis, L.L.C.
		RECORDING:	COUNTY, STATE:
DESCRIPTION:	T16N-R58W Section 29: E/2	B 210, P 1-3	Kimball, NE

LEASE DATE:	January 25, 2010
LESSOR:	Troy Freeburg and Loretta Freeburg (LEASE #10143)
LESSEE:	Edward Mike Davis, L.L.C.
		RECORDING:	COUNTY, STATE:
DESCRIPTION:	T16N-R58W Section 29: W/2	B 209, P 797-800	Kimball, NE

LEASE DATE:	April 30, 2010
LESSOR:	Dennis L. Goranson (LEASE #10115)
LESSEE:	Edward Mike Davis, L.L.C.
		RECORDING:	COUNTY, STATE:
DESCRIPTION:	T15N-R59W Section 25: ALL and T15N-R58W Section 30: Lots 1-4, E/2, E/2W/2 (a/k/a ALL) Section 31: Lots 1-4, E/2, E/2W/2 (a/k/a ALL)	B 210, P 241-244	Kimball, NE

LEASE DATE:	December 23, 2009
LESSOR:	David Herman (LEASE #10185)
LESSEE:	Edward Mike Davis, L.L.C.
		RECORDING:	COUNTY, STATE:
DESCRIPTION:	T15N-R60W Section 9: E//2 and T16N-R60W Section 20: NE	B 2149, P 503-505	Laramie, WY

LEASE DATE:	January 25, 2010
LESSOR:	Phyllis A. Cooney Trust (LEASE #10186)
LESSEE:	Edward Mike Davis, L.L.C.
		RECORDING:	COUNTY, STATE:
DESCRIPTION:	T15N-R60W Section 10: N/2	B 2158, P 1292-1295	Laramie, WY

LEASE DATE:	March 17, 2010
LESSOR:	Emmy Lu Randol (LEASE #10187)
LESSEE:	Edward Mike Davis, L.L.C.
		RECORDING:	COUNTY, STATE:
DESCRIPTION:	T15N-R60W Section 15: ALL Section 17: S/2 Section 20: N/2 Section 21: ALL	B 2158, P 1357-1359	Laramie, WY

The above described leases cover 7,655 net acres. Each of the above described leases has at least 2.5 years remaining in the primary term of the lease and each lease has a provision that grants to the lessee an option to extend the primary term for an additional five years.

Attachment 2

EXHIBIT B

Form of Conveyance of Net Profits Interest

FORM OF CONVEYANCE OF NET PROFITS INTEREST

This Conveyance of Net Profits Interest (this “Conveyance”) is made, as of the date set forth on the signature page hereof, from Recovery Energy, Inc., a Delaware corporation to _____________________ (“Grantee”).  Capitalized terms shall have the meaning set forth in Article II below.

GRANT OF NET PROFITS INTEREST

For and in consideration of Ten and NO/100 Dollars ($10.00) and other good and valuable consideration to Grantor paid by Grantee, the receipt and sufficiency of which are hereby acknowledged by Grantor, Grantor has bargained, sold, granted, conveyed, transferred, assigned, set over, and delivered, and by these presents does hereby bargain, sell, grant, convey, transfer, assign, set over, and deliver unto Grantee, its successors and assigns, effective as of the Effective Time, a net profits interest (the “Net Profits Interest”) in and to the Minerals in and under and produced and saved from the Subject Well during the Net Profits Period, payable solely out of gross proceeds from the sale of the Subject Minerals produced and saved through the Subject Wells, in an amount equal to the Proceeds Percentage of Net Profits attributable to the Subject Well, all as more fully provided herein.

TO HAVE AND TO HOLD the Net Profits Interest, together with all and singular the rights and appurtenances thereto in anywise belonging, unto Grantee, its successors and assigns, subject, however, to the following terms and provisions, to-wit:

DEFINITIONS

As used herein, the following terms shall have the meaning ascribed to them below:

“Affiliate” shall mean with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person.  As used in this definition, the term “control” (and the correlative terms “controlling,” “controlled by,” and “under common control”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” shall mean a day on which any bank to or from which a payment authorized hereunder may be made are not closed as authorized or required by law under the laws of the State of Colorado.

“Contingent Debt Regulations” shall have the meaning given such term in Section 8.9(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Conveyance” shall mean this Conveyance of Net Profits Interest, as the same may be amended or modified from time to time by instrument executed by Grantor and Grantee.

“Debit Balance” shall have the meaning given such term in Section 3.2(b).

“Effective Time” shall mean 7:00 a.m., local time in effect where the Subject Well is located, on the date of this Conveyance.

“Eligible Materials” shall mean Materials for which amounts in respect of the cost of such Materials were properly debited to the Net Profits Account.

“Fair Value” shall mean, with respect to any portion of the Net Profits Interest to be released pursuant to Section 5.2 in connection with a sale or release of the Subject Well, an amount equal to the excess of (i) the proceeds which could reasonably be expected to be obtained from the sale of such portion of the Net Profits Interest to a party which is not an Affiliate of either Grantor on an arms’-length negotiated basis, taking into account relevant market conditions and factors existing at the time of any such proposed sale or release, over (ii) Grantee’s proportionate share of any sales costs, commissions and brokerage fees.

“Farmout Agreements” shall mean any farmout agreement, participation agreement, exploration agreement, development agreement or any similar agreement.

“Gas” shall mean natural gas and other gaseous minerals, including helium, but excluding any Gas Liquids.

“Gas Liquids” shall mean those natural gas liquids, including ethane, propane, butane and natural gasoline, and mixtures thereof, that are removed from a Gas stream by the liquids extraction process of any field facility or gas processing plant and delivered by the facility or plant as natural gas liquids.

“Grantee” shall mean Grantee as defined in the first paragraph of this Conveyance, and its successors and assigns; and, unless the context in which used shall otherwise require, such term shall include any permitted successor-owner at the time in question of any or all of the Net Profits Interest.

“Grantor” shall mean Recovery Energy, Inc. and its successors and assigns; and, unless the context in which used shall otherwise require, such term shall include any successor-owner at the time in question of the Subject Well.

“Manufacturing Costs” shall mean the costs of Processing that generate Manufacturing Proceeds received by Grantor.

“Manufacturing Proceeds” shall mean the excess of (i) proceeds received by Grantor from the sale of Subject Minerals that are the result of any Processing over (ii) the part of such proceeds that represents the Market Value of such Subject Minerals before any Processing.

“Market Value” of any Subject Minerals shall mean:

(a)           With respect to Oil and Gas Liquids, (i) the price available to Grantor for such Oil and Gas Liquids at the Subject Well on the date of delivery pursuant to a bona fide offer, posted price or other generally available marketing arrangement from or with a non-Affiliate purchaser, or (ii) if no such offer, posted price or arrangement is available, the fair market value of such Oil and/or Gas Liquids, on the date of delivery at the Subject Well, determined in accordance with generally accepted and usual industry practices;

(b)           With respect to Gas, (i) the price specified in any Production Sales Contract for the sale of such Gas or (ii) if the above is not applicable, the fair market value of such Gas, on the date of delivery, at the Subject Well determined in accordance with generally accepted and usual industry practices.

“Materials” shall mean materials, supplies, equipment and other personal property or fixtures used in connection with the Subject Well.

“Minerals” shall mean Oil, Gas and Gas Liquids.

“Net Profits” shall have the meaning given such term in Section 3.2(b).

“Net Profits Account” shall mean the account maintained in accordance with the provisions of Section 3.1.

“Net Profits Interest” shall have the meaning given such term in Article I.

“Net Profits Period” shall mean the period from and after the Effective Time until and including the Termination Date.

“Oil” shall mean crude oil, condensate and other liquid Minerals recovered by field equipment or facilities, excluding Gas Liquids.

“Payment Period” shall mean a calendar month, provided that the first Payment Period shall mean the period from and after the Effective Time until August 31, 2012, and the last Payment Period shall mean any portion of the calendar month during which the Termination Date occurs from the beginning of such calendar month until and including the Termination Date.

“Permitted Encumbrances” shall mean the following whether now existing or hereinafter created:

(a)           the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and documents that create or reserve to Grantor its interests in the Subject Well, including any Prior Reversionary Interest;

(b)           any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of the Subject Well or for the purpose of developing, producing or processing oil, gas or other hydrocarbons therefrom or therein, and (ii) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens or charges for liquidated amounts arising in the ordinary course of business that Grantor has agreed to pay or is contesting in good faith in the ordinary course of business;

(c)           any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business;

(d)           any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of the agreements, instruments and documents that create or reserve to Grantor its interests in the Subject Well;

(e)           any obligations or duties affecting the Subject Well to any municipality or public authority with respect to any franchise, grant, license or permit, and all applicable laws, rules, regulations and orders of any governmental authority;

(f)           any (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over or in respect of the Subject Well, provided that, in the case of clauses (i) and (ii), such easements, rights-of-way, servitudes, permits, surface leases and other rights do not materially impair the value of the Net Profits Interest;

(g)           all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time;

(h)           preferential rights to purchase or similar agreements and required third party consents to assignments or similar agreements;

(i)           all rights to consent by, required notices to, filings with, or other actions by any governmental authority in connection with the sale or conveyance of oil and gas leases or interests therein;

(j)           production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Minerals; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements for development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements entered into by Grantor or its Affiliates in connection with the Subject Well;  and

(k)           conventional rights of reassignment upon release or abandonment of property.

“Person” shall mean any individual, partnership, limited liability company, corporation, trust, unincorporated association, governmental agency, subdivision, or instrumentality, or other entity or association.

“Possible Refundable Amounts” shall have the meaning set forth in Section 3.1(a)(v).

“Prime Interest Rate” shall mean the lesser of (a) the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its “prime rate” in effect at its principal office in New York City (each change in the prime rate to be effective on the date such change is publicly announced), with the understanding that such bank’s “prime rate” may be one of several base rates, may serve as a basis upon which effective rates are from time to time calculated for loans making reference thereto, and may not be the lowest of such bank’s base rates or (b) the maximum rate of interest permitted under applicable law.

“Prior Reversionary Interest” shall mean any contract, agreement, lease, deed, conveyance or operating agreement that exists as of the Effective Time that by the terms thereof requires a Person to convey the Subject Well to another Person or to permanently cease production of the Subject Well, including any operating agreements, oil and gas leases, coal leases, and other similar agreements or instruments affecting the Subject Well.

“Proceeds Percentage” shall mean ______%.

“Processing” or “Processed” shall mean to manufacture, fractionate or refine Subject Minerals, but such terms do not mean or include the use of normal lease or well equipment (such as dehydrators, gas treating facilities, mechanical separators, heater-treaters, lease compression facilities, injection or recycling equipment, tank batteries, field gathering systems, pipelines and equipment and so forth) or other normal operations with respect to the Subject Well.

“Production Sales Contracts” shall mean all contracts, agreements and arrangements for the sale or disposition of Minerals.

“Monthly Record Date” shall mean the 15th day (or the next Business Day, if the 15th day is not a Business Day) of the first month following the close of each Payment Period.

 “Subject Minerals” shall mean all Minerals in and under and that may be produced, saved, and sold from, and are attributable to, the Subject Well from and after the Effective Time, after deducting the appropriate share of all royalties and any overriding royalties, production payments and other similar charges (except the Net Profits Interest) burdening the Subject Well at the Effective Time, provided that, (i) there shall not be included in the Subject Minerals (a) any Minerals attributable to non-consent operations conducted with respect to the Subject Well as to which Grantor shall be a non-consenting party as of the Effective Time that are dedicated to the recoupment or reimbursement of costs and expenses of the consenting party or parties by the terms of the relevant operating agreement, unit agreement, contract for development, or other instrument providing for such non-consent operations (including any interest, penalty or other amounts related thereto), or (b) any oil, gas or other minerals unavoidably lost in production or used by Grantor for production operations (including without limitation, fuel, secondary or tertiary recovery) conducted solely for the purpose of producing Subject Minerals from the Subject Well and (ii) there shall be included in the Subject Minerals any Minerals attributable to non-consent operations conducted with respect to the Subject Well as to which Grantor shall be a non-consenting party as of the Effective Time that are produced, saved, and sold from, and are attributable to the Subject Well after the Effective Time from and after the recoupment or reimbursement of costs and expenses (including any interest, penalty or other amounts related thereto) of the consenting party or parties by the terms of the relevant operating agreement, unit agreement, contract agreement, contract development, or other instruments providing for such non-consent operations.

“Subject Well” shall mean the well described in Exhibit A attached hereto.

“Termination Date” shall mean the date that is one year from the date the Subject Well achieves its “highest production rate” immediately after all completion procedures have been performed.

“Third Party” shall mean any Person other than Grantor or Grantee.

“Transfer” including its syntactical variants, shall mean any assignment, sale, transfer, conveyance, or disposition of any property; provided that Transfer as used herein does not include the granting of a security interest in Grantor’s interest in any property, including the Subject Well or the Subject Minerals.

ESTABLISHMENT OF NET PROFITS ACCOUNT

Net Profits Account.  Grantor shall establish and maintain true and correct books and records in order to determine the credits and debits to a Net Profits Account to be maintained by Grantor at all times during the Net Profits Period, in accordance with the terms of this Conveyance and prudent and accepted accounting practices. For purposes of this Section 3.1:

(e) The Net Profits Account shall be credited with an amount equal to the sum, from and after the Effective Time with respect to each Payment Period, of the gross proceeds (determined before calculating the Net Profits) received by Grantor from the sale of all Subject Minerals; provided, however, that:

gross proceeds shall include all consideration received, directly or indirectly, for Transfers of Subject Minerals as, if and when produced, including without limitation (but subject to Section 3.1(a)(v)) advance payments and payments under take-or-pay and similar provisions of Production Sales Contracts;

if any proceeds are withheld from Grantor for any reason (other than at the request of Grantor), such proceeds shall not be considered to be gross proceeds until such proceeds are actually received by Grantor;

if Grantor shall be a party as to any non-consent operations conducted with respect to all or any of the Subject Well from and after the Effective Time, all gross proceeds to be credited to the Net Profits Account with respect thereto shall be governed by Section 4.3;

if a controversy or possible controversy exists (whether by reason of any statute, order, decree, rule, regulation, contract, or otherwise) as to the correct or lawful sales price of any Subject Minerals, or if any amounts received or to be received by Grantor as “take-or-pay” or “ratable take” payments are subject to refund to any purchasers of Subject Minerals (in each case, such amounts together with any other gross proceeds withheld from, or repayable by, Grantor, “Possible Refundable Amounts”), then:

amounts withheld by such purchaser or deposited by it with an escrow agent shall not be considered to have been received by Grantor and shall not be credited to the Net Profits Account until actually collected by Grantor; provided, however, that the Net Profits Account shall not be credited with any interest, penalty, or other amount that is not derived from the sale of Subject Minerals; and

amounts received or to be received by Grantor and promptly deposited or to be deposited by it with a non-Affiliate escrow agent, to be placed in interest bearing accounts under usual and customary terms, shall not be considered to have been received by Grantor and shall not be credited to the Net Profits Account until actually disbursed to Grantor by such escrow agent; provided, however, that the Net Profits Account shall not be credited with any interest, penalty, or other amount that is not derived from the sale of Subject Minerals;

gross proceeds shall not include any amount received by Grantor in respect of any act, omission, event, condition or circumstance, including without limitation the production of Subject Minerals, occurring or existing prior to the Effective Time;

the Net Profits Account shall not be credited with any amount that Grantor shall receive for any sale or other disposition of the Subject Well;

gross proceeds shall not include any Manufacturing Proceeds or other amounts that are reductions of debits to the Net Profits Account under the proviso of Section 3.1(b);

in the event that Subject Minerals are Processed prior to sale, gross proceeds shall include only the Market Value of such Subject Minerals before any such Processing;

gross proceeds shall not include any amount to which Grantor is entitled by virtue of a judgment of a court of competent jurisdiction resolving a dispute hereunder between Grantee and Grantor in favor of Grantor, or any amount paid to Grantor in settlement of such dispute; and

gross proceeds shall not include any additional proceeds from the sale of Minerals related to any Subject Well with respect to which Grantor elects to be a participating party (whether pursuant to an operating agreement or other agreement or arrangement, including without limitation, non-consent rights and obligations imposed by statute or regulatory agency) with respect to any operation with respect to such Subject Well where another party or parties have elected not to participate in such operation (or have elected to abandon such Subject Well) and Grantor elects to pay the costs of such nonparticipating or abandoning party and as a result of which Grantor becomes entitled to receive, either temporarily (i.e., through a period of recoupment) or permanently any additional proceeds from the sale of Minerals related to such Subject Well.

(f) The Net Profits Account shall be debited with an amount equal to the sum of the following (other than Manufacturing Costs), to the extent that the same are properly allocable to the Subject Well (and any related equipment or property used in connection therewith) and the production and (subject to Section 4.5) marketing of Subject Minerals therefrom and have been incurred or accrued (as described below) by Grantor from and after the Effective Time and attributable to periods ending on or before the Termination Date:

all direct costs (including capital costs) paid by Grantor (A) for all direct labor (including fringe benefits) and other services necessary for exploring, developing, operating, producing, reworking and maintaining the Subject Well, (B) for dehydration, compression, separation and transportation of the Subject Minerals, and (C) for all material, supplies, equipment and other personal property and fixtures purchased for use on, or in connection with, the Subject Well (including without limitation (1) all amounts charged Grantor for conformance of investment if the Subject Well is hereafter unitized or if any participating area in a federal divided-type unit is changed, (2) the costs of any seismic (including 3-D seismic surveys), geological or geophysical operations relating to the search for Subject Minerals, (3) the costs of drilling, completing, testing, equipping, plugging back, reworking, recompleting and plugging and abandoning the Subject Well, whether or not the Subject Well is a producer or is abandoned as a dry hole or junked, provided, however, that the expenses of drilling, completing, equipping or other similar capital expenditures through the date of setting of the tank battery shall not be deducted, (4) the cost of constructing gathering facilities, tanks and other production and delivery facilities in connection with the Subject Well, and (5) the cost of secondary recovery, pressure maintenance, repressuring, recycling and other operations conducted for the purpose of enhancing production); provided, however, that the debits made to the Net Profits Account pursuant to this subsection (and, to the extent applicable, pursuant to the other applicable provisions of this Conveyance) with respect to the Subject Well shall be made on the same basis as such costs are charged under the operating agreement (if any) applicable to the Subject Well at the time the transaction giving rise to such debit occurred;

all costs (including without limitation outside legal, accounting and engineering services) attributable to the Subject Well of (A) handling, investigating and/or settling litigation, administrative proceedings and claims (including without limitation lien claims other than liens for borrowed funds) and (B) payment of judgments, penalties and other liabilities (including interest thereon), paid by Grantor (and not reimbursed under insurance maintained by Grantor or others) and involving the Subject Well, or incident to the development, operation or maintenance of the Subject Well, or requiring the payment or restitution of any proceeds of Subject Minerals, or arising from tax or royalty audits, except that there shall not be debited to the Net Profits Account any expenses incurred by Grantor in litigation of any claim or dispute arising hereunder between Grantor and Grantee or amounts paid by Grantor to Grantee pursuant to a final order entered by a court of competent jurisdiction resolving any such claim or dispute or amounts paid by Grantor to Grantee in connection with the settlement of any such claim or dispute;

all taxes (except federal and state income, transfer, mortgage, inheritance, estate, franchise and like taxes) incurred, accrued or paid by Grantor with respect to the ownership of the Subject Well or the extraction of the Subject Minerals, including without limitation production, severance, and/or excise and other similar taxes assessed against, and/or measured by, the production of (or the proceeds or value of production of) Subject Minerals, occupation taxes, sales and use taxes, and ad valorem taxes assessed against or attributable to the Subject Well or any equipment used in connection with production from any of the Subject Well and any extraordinary or windfall profits taxes that may be assessed in the future based upon profits realized or prices received from the sale of Subject Minerals;

insurance premiums attributable to the ownership or operation of the Subject Well paid by Grantor for insurance actually carried for periods after the Effective Time with respect to the Subject Well, or incident to the development, operation or maintenance of the Subject Well, it being recognized that where the coverage is general in nature, or relates to a group of properties (or more than one interest in the same property), only that portion which is reasonably allocated to the Subject Well shall be debited hereunder;

all amounts paid by Grantor attributable to the Subject Well and consisting of (A) rent and other consideration paid for the use or damage to the surface and (B) delay rentals, shut-in well payments, minimum royalties and similar payments paid pursuant to the provisions of agreements in force and effect before the Effective Time;

amounts attributable to the Subject Well and charged by the relevant operator as overhead charges specified in applicable operating agreements or other arrangements now or hereafter covering the Subject Well or Grantor’s operations with respect thereto (subject to the first proviso in Section 3.1(b)(i));

if as a result of the occurrence of the bankruptcy or insolvency or similar occurrence of the purchaser of Subject Minerals any amounts previously credited to the Net Profits Account are reclaimed from Grantor or its representative, then the amounts reclaimed as promptly as practicable following Grantor’s payment thereof;

if Grantor shall be a party as to any non-consent operations conducted with respect to the Subject Well, all costs related to such non-consent operations to be debited to the Net Profits Account with respect thereto shall be governed by Section 4.3;

the costs paid by Grantor in connection with the exercise of its rights pursuant to Section 4.6;

all costs paid by Grantor for recording this Conveyance; and

all other direct costs paid by Grantor for the necessary or proper drilling, completion, hook up, production, operation, reworking, recompleting and maintenance of the Subject Well, and the abandoning of the Subject Well and any facilities used in connection with the Subject Well and, where applicable, restoring of the surface where the Subject Well is located;

provided that the costs referred to in this Section 3.1(b) shall be reduced by the following amounts received by Grantor from and after the Effective Time: (A) any amounts received by Grantor as delay rentals, bonus, royalty or other similar payments in connection with any Farmout Agreement or for dry hole, bottom hole or other similar contributions related to the Subject Well or otherwise, (B) upon salvage or other disposition, the applicable actual salvage value (as determined in accordance with the applicable operating agreement then in effect and binding upon Grantor) of any Eligible Materials, less, in each instance the actual costs of salvage or other disposition, (C) any cash payments received by Grantor as a result of any pooling or unitization of the Subject Well if the costs giving rise to such payments were charged to the Net Profits Account, directly or indirectly, (D) any insurance proceeds received by Grantor in respect of the Subject Well, Subject Minerals or Eligible Materials if the cost of such insurance was charged to the Net Profits Account, directly or indirectly, (E) any amounts received by Grantor from third parties as rental or use fees for Eligible Materials, (F) the gross proceeds of any judgments or claims received by Grantor for damages occurring on or after the Effective Time to the Subject Well (or any part thereof or interest therein) or any material, supplies, equipment or other personal property or fixtures (or any part thereof or interest therein) used in connection with the operation of the Subject Well or any Subject Minerals, (G) any proceeds from the sale of Eligible Materials, (H) any payments made to Grantor in connection with the drilling or deferring of drilling of the Subject Well, (I) if, from and after the Effective Time, any Subject Minerals shall be Processed before sale, the excess, if any, of the Manufacturing Proceeds arising therefrom over the Manufacturing Costs of such Processing; and (J) any interest, penalty or other amount not derived from the sale of the Subject Minerals that is paid to Grantor by the purchaser of production or escrow agent in connection with Possible Refundable Amounts withheld or deposited with an escrow agent.).

(g) Notwithstanding anything herein to the contrary, the amounts debited to the Net Profits Account shall not include any of the following: (A) any amount that has also been used to reduce the amount of the Subject Minerals or has otherwise not been included therein (including, by way of example and without limitation, royalties, overriding royalties, production payments and other charges burdening the Subject Well at the Effective Time); (B) any overriding royalty, production payment or other charge burdening the Subject Well which was created by Grantor after the Effective Date; (C) any general, administrative or overhead costs paid or incurred by Grantor or its Affiliates, except for those permitted under Section 3.1(b)(vi); and (D) any amounts paid by Grantor (initial or a successor) to such Grantor's predecessor in interest with respect to the Subject Well.

(h) Nothing set forth in this Section 3.1 shall be interpreted or applied in any manner that shall ever require or permit any duplication of all or any part of any credit or debit (or reduction thereto) to the Net Profits Account with respect to the same transaction, item of expense or charge, under this Conveyance, or that shall ever require or permit any inclusion of any charge to the Net Profits Account that is reimbursed to Grantor by any Person.

(i) GRANTEE, BY ITS ACCEPTANCE OF THE NET PROFITS INTEREST, CLEARLY AND UNEQUIVOCALLY EXPRESSES ITS INTENT THAT THE DEBITS TO THE NET PROFITS ACCOUNT CONTAINED IN SECTION 3.2(b) SHALL BE APPLICABLE REGARDLESS OF WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES THAT MAY BE DEBITED IN ACCORDANCE WITH SUCH SECTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF GRANTOR OR ANY OF ITS AFFILIATES, OTHER THAN THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GRANTOR OR ANY OF ITS AFFILIATES; PROVIDED, HOWEVER, NOTHING CONTAINED HEREIN OR ELSEWHERE IN THIS CONVEYANCE SHALL BE CONSTRUED AS A WAIVER OR RELEASE OF GRANTOR FROM ANY CLAIM, ACTION OR LIABILITY ARISING UNDER SECTION 4.1 HEREOF.

Accounting.

(j) At the end of each Payment Period, a calculation of net profits shall then be made by Grantor by deducting (i) the total debits (and reductions thereof) properly made to the Net Profits Account during such Payment Period pursuant to Section 3.1(b) from (ii) the total credits properly made to such Net Profits Account during such Payment Period pursuant to Section 3.1(a).

(k) If the computations made in accordance with Section 3.1(a) result in a positive sum with respect to a Payment Period (the “Net Profits”), then (i) that positive sum shall be subtracted from the balance of the Net Profits Account to cause the Net Profits Account to have a zero balance immediately following the end of such Payment Period, (ii) that positive sum shall be multiplied by the Proceeds Percentage to determine the Net Profits Interest and (iii) the resulting amount shall be payable to Grantee as specified in Section 3.3.

(l) If the computations made in accordance with Section 3.2(a) result in a negative sum with respect to a Payment Period, the negative sum shall be deemed the “Debit Balance.”  Any Debit Balance shall be carried forward as a debit to the Net Profits Account for the following Payment Period.  If there is a Debit Balance at the end of any Payment Period, no payments shall be made to Grantee in respect of the Net Profits nor shall Grantee ever be liable to make any payment to Grantor in respect of the Debit Balance.  In the event of a Debit Balance, then an amount shall be computed equal to interest on such Debit Balance at the Prime Interest Rate for the period between the last day of the Payment Period that resulted in such Debit Balance and the last day of the next Payment Period, which amount shall, on the last day of such next Payment Period, be debited to the Net Profits Account in the same manner as other debits to the Net Profits Account for such Payment Period.

(m) All amounts received by Grantor from the sale of the Subject Minerals for any Payment Period shall be held by Grantor in one of its general bank accounts and Grantor shall not be required to maintain a segregated account for such funds.

Payment of Proceeds Percentage of Net Profits.  On or before the fifth Business Day following the Monthly Record Date for each Payment Period, Grantor shall transfer or cause to be transferred to Grantee an amount in respect of the Subject Well equal to the Proceeds Percentage of the Net Profits with respect to the immediately preceding Payment Period in accordance with Section 3.2(b).  All funds delivered to Grantee on account of the Net Profits Interest shall be calculated and paid entirely and exclusively out of the gross proceeds attributable to the Subject Minerals attributable to the Subject Well.

Overpayment; Past Due Payments.  If Grantor ever pays Grantee more than the amount of money then due and payable to Grantee under this Conveyance, Grantee shall not be obligated to return the overpayment, but Grantor may at any time thereafter reduce the gross proceeds used to calculate the Net Profits and retain for its own account an amount equal to the overpayment, plus interest at the Prime Interest Rate on such amount, commencing on the sixth (6th) day from the date of the overpayment to the date such amount is recovered by Grantor from such proceeds.  Any amount not paid by Grantor to Grantee with respect to the Net Profits Interest when due shall bear, and Grantor hereby agrees to pay, interest at the Prime Interest Rate from the due date until such amount has been paid.

Statements.

(n) On each Monthly Record Date, Grantor shall deliver to Grantee a statement showing the computation of the Net Profits and the Proceeds Percentage of the Net Profits, including gross proceeds and debits therefrom (including any reductions to such gross proceeds and/or debits), with respect to the preceding Payment Period.

(o) On the first Monthly Record Date after the Termination Date, such statement shall also show the computation of the Net Profits and the Proceeds Percentage of the Net Profits, including gross proceeds and debits therefrom (including any reductions to such gross proceeds and/or debits), for the preceding calendar year (or portion thereof when the Net Profits Interest was in effect).

(p) If Grantee takes exception to any item or items included in any monthly statement required by Section 3.5(a), Grantee must notify Grantor in writing within 30 (30) days after the corresponding Monthly Record Date.  Such notice must set forth in reasonable detail the specific debits complained of and to which exception is taken or the specific credits which should have been made and allowed.  Adjustments shall be made for all complaints and exceptions that are agreed to by the parties.

(q) Notwithstanding anything to the contrary herein, all matters reflected in Grantor’s statements for the preceding calendar year (or portion thereof) that are not objected to by Grantee in the manner provided by this Section 3.5(c) shall be deemed correct as rendered by Grantor to Grantee.

Information/Access.

(r) Grantor shall maintain true and correct books, records, and accounts of (i) all transactions required or permitted by this Conveyance and (ii) the financial information necessary to effect such transactions, including the financial information needed to calculate the Net Profits with respect to any Payment Period.

(s) Grantee or its representative may inspect and copy such books, records, and accounts in the offices of Grantor during normal business hours and upon reasonable notice.

(t) At Grantee’s request, subject to applicable restrictions on disclosure and transfer of information, Grantor shall give Grantee and its designated representatives reasonable access in Grantor’s office during normal business hours to (i) all geological and production data in Grantor’s possession or Grantor’s Affiliates’ possession, relating to operations of the Subject Well and (ii) all reserve reports and reserve studies in the possession of Grantor or of Grantor’s Affiliates, relating to the Subject Well, whether prepared by Grantor, by Grantor’s Affiliates, or by consulting engineers.

(u) Grantor makes no representations or warranties about the accuracy or completeness of any such data, reports, or studies referred to in Section 3.6(c) and shall have no liability to Grantee or any other Person resulting from such data, studies, or reports.

OPERATION OF THE SUBJECT WELL

Operations Standard.  To the extent that Grantor controls such matters and notwithstanding anything to the contrary herein, Grantor agrees that it will conduct and carry on, or cause to be conducted and carried on, the development, maintenance and operation of the Subject Well in the same manner as a reasonably prudent operator in the applicable region would do under the same or similar circumstances acting with respect to its own properties (without regard to the existence of the Net Profits Interest).  Grantee acknowledges that Grantor is and shall be an undivided interest owner with respect to the Subject Well.  Grantee agrees that the acts or omissions of Grantor’s co-owners shall not be deemed to constitute a violation of the provisions of this Section 4.1, nor shall any action required by a vote of co-owners be deemed to constitute such a violation so long as Grantor has voted its interest in a manner designed to comply with this Section 4.1.  Nothing contained in this Section 4.1 shall be deemed to prevent or restrict Grantor from electing not to participate in any operations that are to be conducted under the terms of any operating agreement, unit operating agreement, contract for development, or similar instrument affecting or pertaining to the Subject Well and permitting consenting parties to conduct non-consent operations thereon if a reasonably prudent operator in the applicable region acting with respect to its own properties (without regard to the existence of the Net Profits Interest) would make such elections.

Non-Consent.  If Grantor elects to be an abandoning party with respect to the Subject Well, the consequence of which election is that Grantor’s interest in such Subject Well is temporarily (i.e., during a recoupment period) or permanently forfeited to the parties electing not to abandon the Subject Well, then the costs and proceeds attributable to such forfeited interest shall not, for the period of such forfeiture (which may be a continuous and permanent period), be debited or credited to the Net Profits Account and such forfeited interest shall not, for the period of such forfeiture, be subject to the Net Profits Interest.

Marketing.  As between Grantor and Grantee, Grantor shall have exclusive charge and control of the marketing of all Subject Minerals allocable to the Net Profits Interest.  Grantor shall market the Subject Minerals allocable to the Net Profits Interest in the same manner that it markets its Subject Minerals and Grantor shall not be entitled to deduct from the calculation of the Net Profits any fee for marketing the Subject Minerals allocable to the Net Profits Interest.

Abandonment.  Grantor shall have the right without the joinder of Grantee to release, surrender and/or abandon its interest in the Subject Well, even though the effect of such release, surrender or abandonment will be to release, surrender or abandon the Net Profits Interest the same as though Grantee had joined therein insofar as the Net Profits Interest covers the Subject Well, or any part thereof or interest therein, so released, surrendered or abandoned by Grantor; provided, however, that Grantor shall not release, surrender or abandon the Subject Well unless and until Grantor has determined (acting like a reasonably prudent operator in the applicable region with respect to its own properties, without regard to the existence of the Net Profits Interest) that such Subject Well will no longer produce Subject Minerals in paying quantities; and provided further that Grantor will, at least thirty (30) days prior to the release, surrender or abandonment of the Subject Well, or any part thereof or interest therein, notify Grantee in writing, giving the date upon which such release, surrender or abandonment is projected to occur.  Grantor shall have an unequivocal right to abandon the Subject Well if such abandonment is necessary for health, safety or environmental reasons.

RELEASES AND TRANSFERS OF THE SUBJECT WELL

Assignment by Grantor Subject to Net Profits Interest.

(v) Grantor may from time to time Transfer, mortgage, or pledge the Subject Well, subject to the Net Profits Interest and this Conveyance.

(w) Upon any Transfer of the Subject Well by Grantor pursuant to this Section 5.1, Grantor may delegate to its transferee all obligations, requirements, and responsibilities of Grantor arising under this Conveyance with respect to the property Transferred, but, as between Grantor and Grantee, Grantor shall remain responsible therefor as if the Transfer had not taken place.

(x) Grantee is not entitled to receive any share of the sales proceeds received by Grantor in any transaction permitted by this Section 5.1.

(y) For purposes of computing Net Profits from and after the effective date of any Transfer pursuant to this Section 5.1, the Transfer shall be disregarded; provided however, that the debits and credits to the Net Profits Account during each Payment Period in respect of the Subject Well shall reflect items received or incurred by the transferee, such items to be computed in accordance with the provisions of Article III hereof.

Sale and Release of Properties.  Unless otherwise provided for herein, Grantor shall not Transfer the Subject Well during the Net Profits Period.

Release of Other Properties.

(z) In the event that any Person notifies Grantor that, pursuant to a Prior Reversionary Interest, Grantor is required to cease production from the Subject Well, Grantor may permanently cease production from the Subject Well.

(aa) In the event that Grantor receives compensation pursuant to any Prior Reversionary Interest, Grantee shall not be entitled to any share of such compensation.

(bb) In connection with any permanent cessation of production provided for in Section 5.3(a) above, Grantee shall, on request, execute, acknowledge, and deliver to Grantor a recordable instrument (reasonably acceptable to Grantor) that releases the Net Profits Interest and this Conveyance with respect to the Subject Well.

(cc) From and after the actual date of any permanent cessation of production provided for in Section 5.3(a), Grantor shall be relieved of all obligations, requirements, and responsibilities arising under the Net Profits Interest or this Conveyance with respect to the Subject Well, except for those that accrued prior to such date.

OWNERSHIP OF PROPERTY; LIABILITY OF GRANTEE; NO RIGHT OF OPERATIONS BY GRANTEE

Ownership of Certain Property.  The Net Profits Interest does not include any right, title, or interest in and to any personal property, fixtures, or equipment and is exclusively an interest in and to the Minerals in and under and produced and saved from the Subject Well, and Grantee shall look solely to the Subject Minerals and payments in respect thereof (as provided herein) for the satisfaction and realization of the Net Profits Interest.

No Personal Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS CONVEYANCE, GRANTEE SHALL NEVER PERSONALLY BE RESPONSIBLE FOR PAYMENT OF ANY PART OF THE COSTS, EXPENSES OR LIABILITIES INCURRED IN CONNECTION WITH THE EXPLORING, DEVELOPING, OPERATING AND MAINTAINING OF THE SUBJECT WELL; PROVIDED, HOWEVER, ALL SUCH COSTS AND EXPENSES SHALL, TO THE EXTENT THE SAME RELATE TO ACTS, OMISSIONS, EVENTS, CONDITIONS OR CIRCUMSTANCES OCCURRING FROM AND AFTER THE EFFECTIVE DATE, NEVERTHELESS BE CHARGED AGAINST THE NET PROFITS ACCOUNT AS AND TO THE EXTENT HEREIN PERMITTED.

No In-Kind Rights.  Grantee shall have no right to take in kind any Subject Minerals allocable to the Net Profits Interest.

No Operating Rights.  IT IS THE EXPRESS INTENT OF GRANTOR AND GRANTEE THAT THE NET PROFITS INTEREST SHALL CONSTITUTE (AND THIS CONVEYANCE SHALL CONCLUSIVELY BE CONSTRUED FOR ALL PURPOSES AS CREATING) A SINGLE, SEPARATE NON-OPERATING MINERAL RIGHT WITH RESPECT TO THE SUBJECT WELL FOR ALL PURPOSES AND A FULLY VESTED AND FULLY CONVEYED INTEREST IN PROPERTY (REAL OR PERSONAL, AS APPLICABLE).  WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, GRANTOR AND GRANTEE ACKNOWLEDGE THAT GRANTEE HAS NO RIGHT OR POWER TO PARTICIPATE IN THE SELECTION OF A DRILLING CONTRACTOR, TO PROPOSE THE DRILLING OF A WELL, TO DETERMINE THE TIMING OR SEQUENCE OF DRILLING OPERATIONS, TO COMMENCE OR SHUT DOWN PRODUCTION, TO TAKE OVER OPERATIONS, OR TO SHARE IN ANY OPERATING DECISION WHATSOEVER.  GRANTOR AND GRANTEE HEREBY EXPRESSLY NEGATE ANY INTENT TO CREATE (AND THIS CONVEYANCE SHALL NEVER BE CONSTRUED AS CREATING) A MINING OR OTHER PARTNERSHIP OR JOINT VENTURE OR OTHER RELATIONSHIP SUBJECTING GRANTOR AND GRANTEE TO JOINT LIABILITY.

WARRANTY

Warranty.  Grantor agrees to warrant and forever defend, all and singular, the Net Profits Interest unto Grantee, its successors and assigns, against all persons whomsoever claiming or to claim the same, or any part thereof, by, through or under Grantor, but not otherwise, subject to the Permitted Encumbrances.  Grantor also hereby transfers to Grantee by way of substitution and subrogation (to the fullest extent that same may be transferred), all rights or actions over and against all predecessor (other than Affiliates of Grantor) covenantors or warrantors of title.

MISCELLANEOUS

Notices.  All notices and other communications required or permitted under this Conveyance shall be in writing and, unless otherwise specifically provided, shall be delivered personally, by electronic transmission, by registered or certified mail, postage prepaid, or by delivery service for which a receipt is obtained (except for monthly statements provided for under Section 3.5 above which may be sent by regular mail), at the respective addresses of Grantor and Grantee shown below, and shall be deemed delivered on the date of receipt.  Either party may specify his proper address or any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section, at least fifteen (15) days prior to the effective date of such change of address.  For purposes of notice, the addresses of Grantor and Grantee shall be as follows:

If to Grantor: Attention:	Recovery Energy, Inc. 1515 Wynkoop Street, Suite 200 Denver, CO 80202 Roger Parker, Chief Executive Officer

If to Grantee: Attention:

Payments.  Grantor shall transfer or cause to be transferred all monies to which Grantee is entitled hereunder by Federal funds wire transfer not later than the date when due, to Grantee at the bank account specified by Grantee in writing to Grantor.

Amendments.  This Conveyance may not be amended, altered, or modified except pursuant to a written instrument executed by Grantor and Grantee.

Further Assurances.  Grantor and Grantee shall from time to time do and perform such further acts and execute and deliver such further instruments, conveyances, and documents as may be required or reasonably requested by the other party to establish, maintain, or protect the respective rights and remedies of Grantor and Grantee and to carry out and effectuate the intentions and purposes of this Conveyance, provided in each case the same does not conflict with any provision of this Conveyance.

Waivers.  The failure of Grantor or Grantee to insist upon strict performance of any provision hereof shall not constitute a waiver of or estoppel against asserting the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

No Partition.  Grantor and Grantee acknowledge that Grantee has no right or interest that would permit Grantee to partition any portion of the Subject Well, and Grantee hereby waives any such right.

Governing Law.  THIS CONVEYANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO UNLESS THE REAL PROPERTY LAWS OF THE STATE IN WHICH THE SUBJECT WELL IS LOCATED ARE MANDATORILY APPLICABLE, AND THEN ONLY TO THE EXTENT OF SUCH MANDATORY APPLICATION.

Rule Against Perpetuities.  It is not the intent of Grantor or Grantee that any provision herein violate any applicable law regarding the rule against perpetuities, the suspension of the absolute power of alienation, or other rules regarding the vesting or duration of estates, and this Conveyance shall be construed as not violating any such applicable law to the extent the same can be so construed consistent with the intent of the parties.  In the event, however, that any provision hereof is determined to violate any such applicable law, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by any such applicable law that will result in no violation.  To the extent such maximum period is permitted to be determined by reference to “lives in being”, Grantor and Grantee agree that “lives in being” shall refer to the lifetime of the last to die of the now living lineal descendants of the late Joseph P. Kennedy (father of the late President of the United States of America).

Tax Matters.

(dd) Nothing herein contained shall be construed to constitute a partnership or to cause either party hereto (under state law or for tax purposes) to be treated as being the agent of, or in partnership with, the other party.  In addition, the parties hereto intend that the Net Profits Interest conveyed hereby to Grantee shall at all times be treated as an incorporeal (i.e., a non-possessory) interest in real property or land under the laws of the state in which the Subject Well is located, a production payment under Section 636 of the Code, and therefore, for tax purposes, debt, payable out of net profits (rather than as a working or any other interest).

(ee) Grantor and Grantee agree, and by acquisition of an interest in Grantee each holder of an interest in Grantee shall be deemed to have agreed, for United States federal income tax purposes, (1) to treat the Net Profits Interest as indebtedness that is subject to Treasury Regulations Section 1.1275-4 (the “Contingent Debt Regulations”) and, for purposes of the Contingent Debt Regulations, to treat payments received with respect to the Net Profits Interest as contingent payments, and (2) to accrue interest with respect to the Net Profits Interest according to the “noncontingent bond method” set forth in Treasury Regulations Section 1.1275-4(b).

(ff) Grantor and Grantee acknowledge and agree, and by acquisition of an interest in Grantee each holder of an interest in Grantee shall be deemed to have agreed, that (i) the comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of interest accruals and adjustments thereof in respect of the Net Profits Interest for United States federal income tax purposes and (ii) the comparable yield and the schedule of projected payments do not constitute a projection or representation regarding the amounts payable on the Net Profits Interest.

(gg) Grantor may cause to be withheld from any payment hereunder any tax withholding required by law or regulations, including, in the case of any withholding obligation arising from income that does not give rise to any cash or property from which any applicable withholding tax could be satisfied, by way of set off against any subsequent payment of cash or property hereunder.

Counterparts.  This Conveyance may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Binding Effect.  All the covenants and agreements of Grantor herein contained shall be deemed to be covenants running with Grantor’s interest in the Subject Well.  All of the provisions hereof shall inure to the benefit of Grantee and its successors and assigns and shall be binding upon Grantor and its successors and assigns and all other owners of the Subject Well or any interest therein.

EXECUTED as of ___________, 20__, and effective for all purposes as of the Effective Time.

GRANTOR:

RECOVERY ENERGY, INC.

Date	By:

Name:

Title:

GRANTEE:

By:

Name:

Title:

STATE OF ________	§
§
COUNTY OF _________	§

BE IT REMEMBERED, THAT I, the undersigned authority, a notary public duly qualified, commissioned, sworn and acting in and for the county and state aforesaid, and being authorized in such county and state to take acknowledgments, hereby certify that, on this _____ day of _____________, 2012, there personally appeared before me _______________________, _______________________ of Recovery Energy, Inc., a Delaware corporation, known to me to be such officer, such limited liability company being a party to the foregoing instrument and duly acknowledged the execution of same, and I hereby further certify as follows:

IN WITNESS WHEREOF, I have hereunto set my hand and official seal in the City of ______, _________ County, _______, on the day and year first above written.

Notary Public in and for
the State of ________ Printed Name of Notary:____________ Commission Expires: ________________

STATE OF ________	§
§
COUNTY OF _________	§

BE IT REMEMBERED, THAT I, the undersigned authority, a notary public duly qualified, commissioned, sworn and acting in and for the county and state aforesaid, and being authorized in such county and state to take acknowledgments, hereby certify that, on this _____ day of _____________, 2012, there personally appeared before me _______________________, _______________________ of _____________________________, known to me to be such officer of such trustee being a party to the foregoing instrument and duly acknowledged the execution of same, and I hereby further certify as follows:

IN WITNESS WHEREOF, I have hereunto set my hand and official seal in the City of ______, _________ County, _______, on the day and year first above written.

Notary Public in and for
the State of ________ Printed Name of Notary:____________ Commission Expires: ________________

EXHIBIT A

SUBJECT WELL

Attachment 3

EXHIBIT C

Form of Assignment and Conveyance of Wellbore Interests

(See attached.)

Form of Assignment and Conveyance of Wellbore Interests

This Assignment and Conveyance of Wellbore Interests (“Assignment”), effective as of the Effective Date, is by and among Recovery Energy, Inc., a Nevada corporation (“Assignor”) and ____________________________ (“Assignee”).

For Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor grants, bargains, sells, conveys, assigns, transfers, and delivers unto Assignee _______% of Assignor’s right, title, and interest, in and to a leasehold working interest in the oil, gas, and/or mineral leases specifically described on Exhibit A (the “Leases”) INSOFAR AND ONLY INSOFAR as the Leases cover the wellbore of ____________ (“Wellbore”) located in ____________________, together with all rights, titles and interests in and to all the personal property, fixtures, improvements, well equipment, casing, tubing, tanks, pumps, motors, machinery, appurtenant to or used in connection with the Wellbore (together the “Wellbore Interests”).

TO HAVE AND TO HOLD the Wellbore Interests unto Assignee and its successors and assigns forever.

This Assignment is made subject to the following terms and conditions:

SPECIAL WARRANTY OF TITLE.  ASSIGNOR WARRANTS TITLE TO THE WELLBORE INTERESTS AGAINST ALL PERSONS CLAIMING BY, THROUGH AND UNDER ASSIGNOR, BUT NOT OTHERWISE, AND EXCEPT FOR THAT WARRANTY, THIS ASSIGNMENT IS MADE WITHOUT WARRANTY OF TITLE OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY.

DISCLAIMER.  EXCEPT AS SPECIFICALLY DESCRIBED HEREIN, ASSIGNOR EXPRESSLY DISCLAIMS AND NEGATES ANY WARRANTY AS TO THE CONDITION OF ANY PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE WELLBORE INTERESTS, INCLUDING (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF ASSIGNEE UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND (V) ANY CLAIM BY ASSIGNEE FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN.  FURTHER, THE PERSONAL PROPERTY (INCLUDING THE EQUIPMENT) COMPRISING PART OF THE WELLBORE INTERESTS IS BEING CONVEYED BY ASSIGNOR, AND ASSIGNEE ACCEPTS SUCH PERSONAL PROPERTY “AS IS, WHERE IS,” WITH ALL FAULTS AND IN ITS PRESENT CONDITION AND STATE OF REPAIR.

Carried Working Interest.  As to the interest being assigned from Assignor to Assignee, Assignee shall be entitled to a Carried Working Interest in the Wellbore.  The term “Carried Working Interest” means that the Assignor shall bear the Carried Costs (defined below) attributable to Assignee’s Wellbore Interest prior to the point of delivery of production from the Wellbore to the tanks for oil and to the first meter on the wellsite for gas.  The term “Carried Costs” shall include, but are not be limited to, all costs incurred by Assignor for the drilling, completing, reworking, sidetracking, deepening, recompleting, plugging back, and equipping the Wellbore.

Effective Date.  This Assignment shall be immediately effective as of the date all completion procedures have been performed with respect to the Wellbore.

Recordation.  Assignee may record this Assignment in the county or counties of the state(s) where the Wellbore is located, at any time after the Effective Date.

Paying Agent.  Assignor, acting as paying agent on behalf of Assignee, shall collect all proceeds from the sale of any oil, gas and gas liquids that may be produced, saved, and sold from, and are attributable to, the Wellbore, and shall distribute such proceeds to the Assignee on a monthly basis in accordance with the terms of the Purchase Agreement, after deducting any costs required to satisfy joint interest billing obligations and to pay other ordinary course expenses related to the Wellbore (other than the Carried Costs) (the “Costs”), it being understood that in the event the Assignee records this Assignment, the Assignee shall be responsible for paying its pro rata share of the Costs directly and the Assignor’s obligations pursuant to this paragraph shall immediately cease.

Rights to Leases.  Assignee may plug back, sidetrack, or recomplete the Wellbore in the same formation as the Wellbore, but Assignee shall not have the right to recomplete in a shallower formation or deepen the Wellbore.  Assignor reserves all leasehold rights outside of the Wellbore including without limitation the right to drill additional wells within the lands covered by the drilling or proration unit applicable to the Wellbore.

Governmental Forms.  Separate governmental form assignments of the Wellbore Interests may be executed on officially approved forms by Assignor to Assignee, in sufficient counterparts to satisfy applicable statutory and regulatory requirements.  Those assignments shall be deemed to contain all of the exceptions, reservations, warranties, rights, titles, power and privileges set forth herein as fully as though they were set forth in each such assignment.  The interests conveyed by such separate assignments are the same, and not in addition to, the Wellbore Interests conveyed herein.

Subrogation.  To the extent permitted by law, Assignee will be subrogated to Assignor’s rights in and to representations, warranties, and covenants given with respect to the Wellbore Interests.  Assignor hereby grants and transfers to Assignee, its successors and assigns, to the extent so transferable and permitted by law, the benefit of and the right to enforce the covenants, representations and warranties, if any, which Assignor is entitled to enforce with respect to the Wellbore Interests, but only to the extent not enforced by Assignor.

Assumption of Contracts.  Assignee hereby assumes and agree to be bound by all express and implied terms, covenants, rights, benefits, conditions, obligations, and liabilities under the any contract that is part of the Wellbore Interests.

Securities Purchase Agreement.  This Assignment is made subject to the Securities Purchase Agreement dated March 19, 2012, as amended, between Assignor and Assignee (“Agreement”).  Assignor and Assignee intend that the terms of the Agreement not merge into the terms of this Assignment.

Successors and Assigns.  This Assignment binds and inures to the benefit of Assignor and Assignee and their respective successors and assigns.  The provisions of this Assignment shall be deemed to be covenants running with the land.

Counterpart Execution.  This Assignment may be executed in any number of counterparts.  All counterparts together constitute only one Assignment, but each counterpart is considered an original.

[Remainder of page left intentionally blank.  Signature page follows.]

Assignor and Assignee have executed this Assignment as of the date of acknowledgements, but this Assignment shall be effective as of the Effective Date.

ASSIGNOR

RECOVERY ENERGY, INC.

By:	Roger A. Parker
Its:	Chief Executive Officer

ASSIGNEE

By:
Its:

[Remainder of page left intentionally blank.  Acknowledgments page follows.]

Acknowledgments

STATE OF __________       )
                                                   ) ss
COUNTY OF ________        )

This instrument was acknowledged before me this ____ day of _________, 2012, by ________________, as ___________ of _____________, a _________, on behalf of the _______.

Notary Public
My Commission Expires:

STATE OF __________       )
                                                   ) ss
COUNTY OF ________        )

This instrument was acknowledged before me this ____ day of _________, 2012, by ________________, as ___________ of Recovery Energy, Inc., a Nevada corporation, on behalf of the corporation.

Notary Public
My Commission Expires:

Exhibit A

Attachment 4

SCHEDULE A

Wells

1.	HANSEN 42-26 well located in the SE/4NE/4 of Section 26, T16N-R61W, Laramie County, WY, API: 4902120941.
2.	LUKASSEN 44-7 well located in the SE/4SE/4 of Section 7, T15N-R56W, Kimball County, NE, API: 2610522719.
3.
SLW STATE PC BB18-67HN well located in Section 18, Township 5 North, Range 65 West of the 6th P.M., Weld County, Colorado, at a location of 1702 feet from the north line, and 631 feet from the west line, and a target terminus of 1,365 feet from the north line, and 535 feet from east line.

4.
SLW STATE PC BB18-65HN well, located in Section 18 of Township 5 North, Range 63 West of the 6th P.M., Weld County, Colorado, at a location of 1,732 feet from the north line, and 632 feet from west line, and a target terminus of 2,491 feet from the north line, and 535 feet from the east line.

5.
VINCE STATE B13-63HN well, located in Section 18 of Township 5 North, Range 63 West of the 6th P.M., Weld County, Colorado, at a location of 1,879 feet from the south line, and 2,540 feet from the east line, and a target terminus of 1,320 feet from the south line, and 2,105 feet from the east line.

6.	VRTATKO 12-1 well, located in SW/4NW/4 of Section 1, T18N-R58W, Banner County, NE, API: 26-007-21988-00-00.